Exhibit 99.1
Press Release
DENVER, CO – July 28, 2021	Contact: Trent Trujillo
Phone: 720.283.6135

UDR ANNOUNCES SECOND QUARTER 2021 RESULTS

AND INCREASES FULL-YEAR 2021 GUIDANCE RANGES

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its second quarter 2021 earnings results. Net Income, Funds from Operations (“FFO”), FFO as Adjusted (“FFOA”), and Adjusted FFO (“AFFO”) per diluted share for the quarter ended June 30, 2021 are detailed below.

	Quarter Ended June 30
Metric	2Q 2021 Actual	2Q 2021 Guidance	2Q 2020 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.04	$0.01 to $0.03	$0.19	$(0.15)	(78.9)%
FFO per diluted share	$0.52	$0.47 to $0.49	$0.51	$0.01	2.0%
FFOA per diluted share	$0.49	$0.47 to $0.49	$0.51	$(0.02)	(3.9)%
AFFO per diluted share	$0.44	$0.42 to $0.44	$0.47	$(0.03)	(6.4)%

●	The Company reported net income attributable to common stockholders of $10.7 million, or $0.04 per share, compared to $56.7 million, or $0.19 per share, in the prior year period. This decrease was primarily due to lower gains on sold properties and a decline in Same-Store (“SS”) net operating income (“NOI”), partially offset by lower depreciation expense, lower interest expense, and higher NOI from acquired communities.

●	SS results for the second quarter of 2021 as compared to the second quarter of 2020 and first quarter of 2021 are summarized below.

Growth / (Decline)	Year-Over-Year (“YOY”): Q2 2021 vs. Q2 2020	Sequential: Q2 2021 vs. Q1 2021
With concessions reflected on a cash basis:
SS Revenue	(1.0)%	1.8%
SS Expense	3.8%	(0.1)%
SS NOI	(3.1)%	2.7%
With concessions reflected on a straight-line basis:
SS Revenue	(1.8)%	1.8%
SS NOI	(4.1)%	2.7%

●	The Company’s weighted average SS physical occupancy for the second quarter of 2021 was 97.2 percent, compared to 96.1 percent for the second quarter of 2020 and 96.4 percent for the first quarter of 2021.

●	The Company continues to implement its Next Generation Operating Platform, which reduced second quarter 2021 SS controllable expenses by (1.6) percent sequentially and constrained growth to 2.0 percent YOY.

●	During the quarter, the Company deployed $405.6 million of capital comprising three community acquisitions and one land site purchase. Additionally, the Company committed an aggregate of $18.8 million to two Developer Capital Program (“DCP”) investments. Subsequent to quarter-end, the Company acquired one community for $170.0 million and entered into agreements to acquire two communities for a total of $239.5 million and sell one community for $124.0 million.

●	During the quarter, and as previously reported, the Company entered into forward equity sale agreements at a weighted average initial forward price per share of $49.17 for estimated future proceeds of approximately $425.6 million, subject to adjustment as described later in this release. No shares under these forward equity sale agreements have been settled.

“Second quarter 2021 results met the high-end of our guidance expectations. Accelerating operating trends across our portfolio, driven by the pace of the economic recovery, suggest a strong second half of the year. We have raised full-year 2021 guidance for the third time in 2021 due to strong pricing power and accretive transactions that we have completed or identified,” said Tom Toomey, UDR’s Chairman and CEO. “While emergency regulations remain in effect across numerous markets, assorted prohibitions are beginning to sunset as the health crisis abates and the economy continues its recovery.”

Outlook

For the third quarter of 2021, the Company has established the following earnings guidance ranges. For the full-year 2021, the Company increased its previously provided same-store and earnings guidance ranges(1):

	Q3 2021 Outlook	Q2 2021 Actual	Updated Full-Year 2021 Outlook	Prior Full-Year 2021 Outlook	Change to 2021 Guidance, at Midpoint
Net Income / (Loss) per share	$0.02 to $0.04	$0.04	$0.12 to $0.16	$0.07 to $0.13	$0.04
FFO per share	$0.49 to $0.51	$0.52	$1.85 to $1.89	$1.79 to $1.85	$0.05
FFOA per share	$0.49 to $0.51	$0.49	$1.97 to $2.01	$1.94 to $2.00	$0.02
AFFO per share	$0.44 to $0.46	$0.44	$1.79 to $1.83	$1.76 to $1.82	$0.02
YOY Growth/(Decline): concessions reflected on a cash basis:
SS Revenue	N/A	(1.0)%	(0.25)% to 0.75%	(1.25)% to 0.5%	0.625%
SS Expense	N/A	3.8%	1.0% to 3.0%	1.0% to 3.0%	-
SS NOI	N/A	(3.1)%	(1.0)% to 0.5%	(2.25)% to 0.0%	0.875%
YOY Growth/(Decline): concessions reflected on a straight-line basis:
SS Revenue	N/A	(1.8)%	(2.25)% to (1.25)%	(3.25)% to (1.5)%	0.625%
SS NOI	N/A	(4.1)%	(3.5)% to (2.0)%	(4.75)% to (2.5)%	0.875%
(1)

Additional assumptions for the Company’s third quarter and 2021 outlook can be found on Attachment 15 of the Company’s related quarterly Supplemental Financial Information. A reconciliation of FFO per share, FFOA per share, and AFFO per share to GAAP Net Income per share can be found on Attachment 16(D) of the Company’s related quarterly Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplemental Financial Information.

Recent Operating Trends

“We continue to see sequential improvement in traffic, occupancy, rate growth, and collections in all of our markets,” said Mike Lacy, UDR’s Senior Vice President of Operations. “We achieved an all-time high portfolio occupancy of 97.5 percent in June, pricing power continues to improve with our loss-to-lease in the low-double digits, and we continue to capture elevated levels of demand across our markets through a variety of Next Generation Operating Platform initiatives.”

The table presented below highlights first quarter 2021, second quarter 2021, and preliminary July 2021 residential operating trends.

Summary of First Quarter 2021, Second Quarter 2021, and July 2021 Residential Operating Trends(1)

	As of and Through July 26, 2021
Metric	Q1 2021	Apr 2021	May 2021	Jun 2021	Q2 2021	Jul 2021 (Range)
Cash revenue collected (% of billed) during billing period	95.2%	94.0%	94.1%	94.0%	95.5%	94.0% - 94.2%
Cash revenue collected (% of billed) subsequent to billing period(1)	2.1%	3.0%	2.6%	1.8%	0.9%	N/A
Cash revenue collected (% of billed) as of July 26, 2021(1)	97.3%	96.9%	96.6%	95.8%	96.4% (2)	93.4%
Revenue reserved or written-off(2)	2.6%	N/A	N/A	N/A	1.7%	N/A
Same-Store Metrics
Leasing Traffic (daily avg.)(3)	1,013	1,532	1,608	1,685	1,608	1,450 - 1,550
Weighted Average Physical Occupancy	96.4%	96.8%	97.3%	97.5%	97.2%	97.4% - 97.6%
Effective Blended Lease Rate Growth(3)	(4.9)%	(1.6)%	0.3%	3.1%	0.9%	5.0% - 6.0%
(1)

Metrics shown here are as of July 26, 2021, and are for the Company’s total residential portfolio, unless otherwise indicated. The summation of cash revenue collected during and subsequent to a billing period may not equate to the total cash revenue collected as of July 26, 2021 for that same billing period due to rounding. Cash revenue collected as a percentage of billed revenue for Q2 2020, Q3 2020, and Q4 2020 are 98.3 percent, 98.0 percent, and 97.6 percent, respectively, as of July 26, 2021.

(2)

For Q2 2021, the Company reserved (reflected as a reduction to revenue) an incremental approximately 0.0 percent, or $0.1 million, of billed residential revenue for bad debt, including $0 for the Company’s share from unconsolidated joint ventures. This brings the Company’s total bad debt reserve to $18.1 million, including $1.1 million for the Company’s share from unconsolidated joint ventures, which compares to a quarter-end accounts receivable balance of $25.9 million.

(3)

The Company defines (a) Leasing Traffic as average daily leads to lease a home for the period indicated and (b) Effective Blended Lease Rate Growth as the combined proportional growth as a result of Effective New Lease Rate Growth and Effective Renewal Lease Rate Growth. Management considers Effective Blended Lease Rate Growth a useful metric for investors as it assesses combined proportional market-level new and in-place demand trends. Please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information for additional details.

Second Quarter 2021 Operations

In the second quarter, total revenue increased by $4.1 million year-over-year, or 1.3 percent, to $311.3 million. This increase was primarily attributable to growth in revenue from acquired and stabilized, non-mature communities, partially offset by declines in revenue from same-store communities. The second quarter annualized rate of turnover decreased by 170 basis points versus the prior year period to 47.5 percent.

Summary of Same-Store Results in Second Quarter 2021 versus Second Quarter 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	(5.4)%	3.3%	(8.3)%	35.8%	97.0%	1.4%
Mid-Atlantic	0.9%	4.2%	(0.4)%	22.2%	97.1%	0.3%
Northeast	(3.2)%	7.8%	(8.4)%	16.7%	96.8%	2.8%
Southeast	6.2%	3.3%	7.7%	12.2%	97.7%	0.5%
Southwest	3.0%	(1.4)%	6.0%	7.1%	97.1%	0.2%
Other Markets	5.0%	2.4%	6.1%	6.0%	97.8%	1.6%
Total (Cash)	(1.0)%	3.8%	(3.1)%	100.0%	97.2%	1.1%
Total (Straight-Line)	(1.8)%	-	(4.1)%	-	-	-
(1)	Based on Q2 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for the quarter.

The table below includes sequential Same-Store results by region, with concessions accounted for on cash and straight-line bases.

Summary of Same-Store Results in Second Quarter 2021 versus First Quarter 2021

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	1.3%	0.1%	1.7%	35.8%	97.0%	1.2%
Mid-Atlantic	2.8%	2.1%	3.1%	22.2%	97.1%	0.5%
Northeast	(0.4)%	(5.4)%	2.5%	16.7%	96.8%	1.3%
Southeast	3.1%	0.9%	4.2%	12.2%	97.7%	0.5%
Southwest	2.9%	2.5%	3.1%	7.1%	97.1%	0.2%
Other Markets	3.3%	3.4%	3.2%	6.0%	97.8%	0.6%
Total (Cash)	1.8%	(0.1)%	2.7%	100.0%	97.2%	0.8%
Total (Straight-Line)	1.8%	-	2.7%	-	-	-
(1)	Based on Q2 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Year-to-date (“YTD”), for the six months ended June 30, 2021, total revenue decreased by $15.9 million year-over-year, or 2.5 percent, to $612.8 million. This decrease was primarily attributable to declines in revenue from same-store communities, partially offset by growth in revenue from acquired and stabilized, non-mature communities. The year-to-date annualized rate of turnover decreased by 30 basis points versus the prior year period to 43.5 percent.

The table below includes YTD Same-Store results by region, with concessions accounted for on cash and straight-line bases, for the six months ended June 30, 2021.

Summary of Same-Store Results YTD 2021 versus YTD 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	(8.0)%	1.8%	(11.2)%	36.3%	96.4%	0.1%
Mid-Atlantic	(1.6)%	2.9%	(3.5)%	22.4%	96.9%	-
Northeast	(6.6)%	8.2%	(13.3)%	16.9%	96.1%	0.8%
Southeast	4.1%	6.9%	2.9%	11.7%	97.5%	0.5%
Southwest	0.5%	(0.9)%	1.4%	7.2%	97.0%	-
Other Markets	2.5%	1.3%	3.1%	5.5%	97.6%	1.4%
Total (Cash)	(3.8)%	3.6%	(6.9)%	100.0%	96.8%	0.3%
Total (Straight-Line)	(4.3)%	-	(7.6)%	-	-	-
(1)	Based on YTD 2021 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for YTD 2021.

Transactional Activity

The table below summarizes the Company’s transactional activity completed during the quarter.

Community / Property	Location (MSA)	Purchase Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)	Debt Assumed ($ millions)
Acquisitions
The Canal	Dallas, TX	$110.2	636	$1,417	92.9%	$42.0
Cool Springs at Frisco Bridges	Dallas, TX	166.9	945	1,174	97.7%	89.5
Seneca Place	Washington, D.C.	121.9	468	1,374	98.5%	-
Meridian (land)	Tampa, FL	6.6	-	-	-	-
Alameda Point Block 11 (land)	San Francisco, CA	N/A(2)	-	-	-	-
Total / Weighted Avg.		$405.6	2,049	$1,294	96.4%	$131.5
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are weighted averages for the quarter ended June 30, 2021.
(2)

The Company previously had a secured note with an unaffiliated third party with an aggregate commitment of $20.0 million, all of which was previously funded. The note was secured by a parcel of land and related land improvements. In September 2020, the developer defaulted on the loan. As a result of the default, in April 2021, the Company took title to the property pursuant to a deed in lieu of foreclosure.

Subsequent to quarter-end, the Company acquired one community and entered into agreements to acquire two communities and sell one wholly owned community, as summarized below.

Community / Property	Location (MSA)	Contract Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)	Debt Assumed ($ millions)
Acquisitions Completed
Brio(2)	Seattle, WA	$170.0	259	$2,581	94.6%	-
Acquisitions Under Contract
Germantown, MD	Washington, D.C.	124.5	544	1,429	97.6%	-
King of Prussia, PA	Philadelphia, PA	115.0	320	1,913	92.8%	-
Subtotal / Weighted Avg.		$409.5	1,123	$1,826	95.5%	-
Dispositions Under Contract
1818 Platinum Triangle	Orange County, CA	$(124.0)	265	$2,449	97.3%	-
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are as of June 30, 2021.
(2)

In November 2019, UDR made a $115.0 million secured loan to a third-party developer to finance a 259 apartment home community that was completed in 2020. UDR also entered into a purchase option agreement at the time the loan was funded which gave UDR the option to acquire the community at a fixed price. The option was exercised in August 2020, and UDR acquired and consolidated the community on July 1, 2021 for a cash outlay of $37.0 million. In connection with the acquisition of the community, the loan and the unpaid accrued interest were paid in full. As of June 30, 2021, the loan was secured by the community and was reflected in notes receivable, net on the Consolidated Balance Sheets and interest and other income/(expense), net on the Consolidated Statements of Operations in accordance with GAAP.

All properties acquired during the quarter, or under contract to be acquired, are located proximate to wholly owned UDR communities, which the Company expects should drive additional operating efficiencies as its Next Generation Operating Platform is deployed.

Development and Redevelopment Activity

At the end of the second quarter, the Company’s development pipeline totaled $501.5 million and was 57 percent funded. The Company’s active pipeline includes five development communities, one each in Denver, CO; Dublin, CA; King of Prussia, PA; Addison, TX; and Washington, D.C., for a combined total of 1,417 homes.

At the end of the second quarter, the Company’s redevelopment pipeline totaled $18.1 million and was 16 percent funded. With the commencement of redevelopment activity at one community in San Francisco, CA, during the quarter, the Company’s active pipeline includes two communities, one each in Newport Beach, CA, and San Francisco, CA.

Developer Capital Program (“DCP”) Activity

At the end of the second quarter, the Company’s preferred equity investments under its DCP platform, including accrued return, totaled $297.6 million with a weighted average return rate of 10.7 percent and weighted average estimated remaining term of 2.7 years.

During the quarter, the Company committed to invest $18.8 million in two DCP projects, as summarized below.

Community / Property	Location (MSA)	Commitment ($ millions)	Homes	Return Rate	Investment Type
Infield, Phase I	Orlando, FL	$16.0	384	14.0%	Preferred Equity
Infield, Phase II	Orlando, FL	2.8	-	14.0%	Secured Loan
Total / Weighted Avg.		$18.8	384	14.0%

Capital Markets and Balance Sheet Activity

As previously announced, during the quarter the Company entered into forward equity sale agreements for approximately 8.7 million shares of common stock at a weighted average initial forward price per share of $49.17, which will be adjusted at settlement to reflect the then-current federal funds rate and the amount of dividends paid to holders of UDR common stock over the term of the forward equity sale agreements. 6.1 million shares are subject to forward equity sale agreements entered into in connection with an underwritten public offering and approximately 2.6 million shares are subject to forward equity sale agreements under the Company’s at-the-market equity program. No shares under any of these forward equity sale agreements have been settled. The final dates by which shares sold under the forward equity sale agreements must be settled range between June 1, 2022 and June 20, 2022.

Subsequent to quarter-end, the Company increased the maximum aggregate capacity under its commercial paper program to $700.0 million from $500.0 million. The program bears an interest rate of 0.25 percent, the equivalent of LIBOR plus a spread of 16 basis points.

As of June 30, 2021, the Company had $681.1 million of liquidity through a combination of cash and undrawn capacity on its credit facilities, plus estimated proceeds of approximately $830.2 million from the potential settlement of approximately 17.9 million shares subject to previously-announced forward equity sale agreements (subject to adjustment as described above), for a total of $1.51 billion in liquidity. Please see Attachment 15 of the Company’s related quarterly Supplemental Financial Information for additional details on projected capital sources and uses.

The Company’s total indebtedness as of June 30, 2021 was $5.5 billion with no remaining consolidated maturities until 2023, excluding principal amortization, amounts on the Company’s commercial paper program and amounts on the Company’s working capital credit facility. In the table below, the Company has presented select balance sheet metrics for the quarter ended June 30, 2021 and the comparable prior year period.

	Quarter Ended June 30
Balance Sheet Metric	2Q 2021	2Q 2020	Change
Fixed-Rate Debt as a percentage of Total Debt	89.7%	94.4%	(4.7)%
Weighted Average Interest Rate	2.7%	3.2%	(0.5)%
Weighted Average Years to Maturity	7.5	7.0	0.5
Consolidated Fixed Charge Coverage Ratio	4.8x	4.6x	0.2x
Consolidated Debt as a percentage of Total Assets	36.9%	34.2%	2.7%
Consolidated Net-Debt-to-EBITDAre	7.4x	6.2x	1.2x

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2021 in the amount of $0.3625 per share. The dividend will be paid in cash on August 2, 2021 to UDR common shareholders of record as of July 12, 2021. The second quarter 2021 dividend will represent the 195th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 29, 2021 to discuss second quarter results as well as high-level views for 2021.

The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

This quarter, given the combination of a high volume of conference calls occurring during this time of year and the impact that the COVID-19 pandemic has had on staffing and capacity at the Company’s conference call provider, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through August 29, 2021, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13721057, when prompted for the passcode. A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of June 30, 2021, UDR owned or had an ownership position in 54,667 apartment homes including 1,417 homes under development. For over 49 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.